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                                                                   EXHIBIT 12(b)


                             D&N CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                    and preferred stock dividend requirements

                  For the Nine Months Ended September 30, 2000
                          (In thousands, except ratio)


Net income                                                         $ 2,873

Fixed charges:
           Advisory fees                                                94

Total fixed charges                                                     94

Earnings before fixed charges                                      $ 2,967

Fixed charges, as above                                                 94

Preferred stock dividend requirement                                 2,042

Fixed charges including preferred stock dividends                  $ 2,136

Ratio of earnings to fixed charges and preferred
  stock dividends requirements                                        1.39


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